Exhibit 4.4.6

FOURTH AMENDMENT TO CREDIT AGREEMENT AND LOAN DOCUMENTS AND

WAIVER OF DEFAULTS

This Fourth Amendment to Credit Agreement and Loan Documents and Waiver of Defaults (this “Agreement”) is entered into on September 23, 2004, effective as of September 1, 2004, by and between COMERICA BANK successor by merger to COMERICA BANK - CALIFORNIA, successor in interest to IMPERIAL BANK, a California banking corporation (“Bank”), and SYNBIOTICS CORPORATION, a California corporation (“Borrower”). This Agreement is made with reference to the following facts:

RECITALS

A. Borrower is currently indebted to Bank pursuant to the Loan Documents (as defined below). Borrower acknowledges that it is in default under the Loan Documents as set forth in Section I.C. below, and Borrower desires, inter alia, that Bank restructure Borrower’s payment obligations and waive the specified defaults in exchange for: a) Borrower issuing Bank a warrant to purchase Borrower’s capital stock, b) Remington Capital, LLC (“Remington”) purchasing certain of Borrower’s debt to Bank evidenced by the Loan Documents and c) Borrower receiving at least Two Hundred Thousand Dollars ($200,000) from the issuance of its Series C Preferred Stock to Redwood West Coast, LLC (“Redwood”) or an affiliate of Redwood and certain other investors.

B. Bank is willing to waive such defaults and restructure Borrower’s payment obligations only to the degree set forth herein, and only in accordance with the terms and conditions set forth in this Agreement.

C. THIS AGREEMENT ADDRESSES THE DEBTS AND/OR OBLIGATIONS OF BORROWER TO BANK WHICH ARE FULLY DESCRIBED HEREIN. THIS AGREEMENT DOES NOT PERTAIN TO ANY OTHER INDEBTEDNESS AND/OR OBLIGATIONS OF BORROWER (OR ANY OTHER PARTIES) TO BANK NOT SPECIFICALLY ADDRESSED IN THIS AGREEMENT. ALL TERMS AND PROVISIONS OF ANY AGREEMENTS BETWEEN BORROWER AND BANK INCLUDING, BUT NOT LIMITED TO, THE LOAN DOCUMENTS, NOT SPECIFICALLY MODIFIED HEREIN, SHALL REMAIN IN FULL FORCE AND EFFECT IN ACCORDANCE WITH THEIR ORIGINAL TERMS.

AGREEMENT

NOW, THEREFORE, in consideration of (i) the above recitals and the mutual promises contained in this Agreement; (ii) the execution of this Agreement and all documents, instruments and agreements required to be executed in accordance with this Agreement; (iii) the satisfaction of all Conditions Precedent set forth in Section VIII. below; and (iv) other and further valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

I. Acknowledgment Of The Existing Indebtedness And The Loan Documents.

A. The Credit Agreement and Other Loan Documents.

1. On or about April 12, 2000, Borrower and Bank entered into that certain Credit Agreement (as amended, restated, modified, supplemented or revised from time to time, the “Credit Agreement”), pursuant to which Borrower promised to pay Bank the principal amount of up to Ten Million Dollars ($10,000,000.00), together with interest on the funds disbursed thereunder at the rate provided for in the promissory notes described below. The Credit Agreement was amended pursuant to a First Amendment to Credit Agreement dated as of April 18, 2000 (“First Amendment”), by a Second Amendment to Credit Agreement dated as of November 14, 2000 (“Second Amendment”) by a Third Amendment to Credit Agreement and Loan Documents and Waiver of Defaults dated as of January 25, 2002, (“Third Amendment”), by a Letter Agreement dated September 4, 2003 and by a Forbearance Agreement dated March 29, 2004.

2. Pursuant to the Credit Agreement, Borrower executed and delivered to Bank a (a) Promissory Note in the principal amount of Six Million Dollars ($6,000,000.00) (as amended, restated, modified, supplemented or revised from time to time, the “Term Note”) and a (b) Revolving Note in the principal amount of Four Million Dollars ($4,000,000.00) (as amended, restated, modified, supplemented or revised from time to time, the “Revolving Note”). Pursuant to the Second Amendment, Borrower executed and delivered to Bank a new Term Note in the principal amount of Six Million Three Hundred Thousand Dollars ($6,300,000.00). Pursuant to the Third Amendment Borrower executed and delivered to Bank an Amended Promissory Note in the principal amount of Seven Million One Hundred and Thirty Two Thousand Dollars ($7,132,000.00) (The Term Note, Revolving Note and Amended Promissory Note, as amended, restated, modified, supplemented or revised from time to time, are referred to herein collectively as the “Notes”).

3. Also pursuant to the Credit Agreement: (a) Borrower executed and delivered to Bank: (i) that certain Commercial Security Agreement dated as of April 12, 2000 (as amended, restated, modified, supplemented or revised from time to time, the “Commercial Security Agreement”); (ii) that certain Commercial Pledge and Security Agreement dated as of April 12, 2000 (as amended, restated, modified, supplemented or revised from time to time, the “Commercial Pledge Agreement”); (iii) that certain Patent Security Agreement dated as of April 12, 2000 (as amended, restated, modified, supplemented or revised from time to time, the “Patent Security Agreement”); and (iv) that certain Trademark Security Agreement dated as of April 12, 2000 (as amended, restated, modified, supplemented or revised from time to time, the “Trademark Security Agreement”); and (b) W3Commerce LLC, a Delaware limited liability company, executed and delivered to Bank a Commercial Security Agreement dated as of April 12, 2000 (as amended, restated, modified, supplemented or revised from time to time, the “W3C Commercial Security Agreement”). The Credit Agreement, Commercial Security Agreement, Commercial Pledge Agreement, Patent Security Agreement, Trademark Security Agreement and W3C Commercial Security Agreement each grant Bank a valid, perfected, first priority security interest in the property described therein as collateral (the “Collateral”) securing the Borrower’s obligations to Bank under the Loan Documents.

4. On or about April 12, 2000, Borrower executed and delivered to Bank two form UCC-1 financing statements. Bank filed the financing statements with the office of the Secretary of State of California. Bank has filed the Patent Security Agreement and the Trademark Security Agreement with the United States Patent and Trademark Office.

5. Borrower has delivered to Bank a warrant to purchase stock dated December 1, 2000 granting to Bank stock warrants in Borrower for a total of 250,000 shares of Borrower’s Common Stock, on terms and conditions more fully set forth therein.

6. The documents referenced above and all documents, security agreements and written amendments, notes and so forth related thereto are hereinafter collectively referred to as “Loan Documents.” Upon execution and delivery of the New Promissory Notes (as defined below) such New Promissory Notes shall be deemed to be Loan Documents. All capitalized terms not defined herein shall have the meaning described in the Loan Documents.

7. The Borrower acknowledges that the Loan Documents constitute duly authorized, valid, binding, fully perfected and continuing agreements and obligations of Borrower to Bank, enforceable in accordance with their respective terms; and that Borrower has no claims, cross-claims, counterclaims, setoffs or defenses of any kind or nature which would in any way reduce or offset its obligations to Bank under the Loan Documents as of the date of this Agreement.

B. Existing Indebtedness. Borrower and Bank acknowledge and agree that the current outstanding principal balance, plus all accrued and unpaid interest through August 31, 2004 and all outstanding fees and expenses owed to Bank under the Loan Documents is Four Million Four Hundred Seventy Two Thousand Four Hundred Sixteen and 78/100 Dollars ($4,472,416.78) (the “Existing Indebtedness”). The Existing Indebtedness shall be evidenced by the New Promissory Notes (defined below). All attorneys’ fees and costs incurred by Bank and Borrower in the preparation and execution of this Agreement shall be borne by each of the respective parties.

C. Defaults Under Credit Agreement and Other Loan Documents; Remedies. Borrower acknowledges and agrees that Borrower is in default under the terms and conditions of the Loan Documents in that, inter alia, Borrower failed to: a) pay to Bank all amounts of principal plus interest owing under the Loan Documents which are due in full, and b) maintain compliance with financial covenants (collectively, the “Defaults”). Borrower acknowledges and agrees that but for this Agreement, the Bank is fully entitled to exercise all of its rights and remedies under the Loan Documents, including but not limited to foreclosing on its Collateral. Borrower has no defense at law or equity, including the right of setoff, to the Bank’s claims for repayment of the Existing Indebtedness.

D. Borrower’s Plan. Borrower and its affiliate, Remington Capital, LLC (“Remington”), have requested that Bank enter into this Agreement and certain related agreements in order to restructure the Existing Indebtedness and sell a portion of the Existing Indebtedness to Remington. Bank has agreed to restructure the Existing Indebtedness pursuant to such request by Borrower and Remington and has agreed to sell a portion thereof to Remington pursuant to this Agreement and a Loan Purchase Agreement dated as of the date hereof. Simultaneous with the effectiveness of this Fourth Amendment to Credit Agreement, Comerica Bank will sell Term Loan B to Remington pursuant to a Loan Purchase Agreement dated as of the date hereof.

II. Limited Scope of Agreement. Nothing contained in this Agreement shall be interpreted as or be deemed a release or a waiver by Bank of any of the terms and conditions of the Loan Documents, or any other documents, instruments and agreements between the parties hereto except as specifically provided in this Agreement. Unless specifically modified herein, all other terms and provisions of the Loan Documents shall remain in full force and effect in accordance with their original terms, and are hereby ratified and confirmed in all respects. This Agreement does not constitute a waiver or release by Bank of any obligations between Borrower and Bank, or a waiver by Bank of any defaults by Borrower under the Loan Documents, unless expressly so provided herein, nor between Bank and any other person or entity. The Bank has no duty to advance any funds under the Loan Documents.

III. Waiver of Defaults. Subject to, and effective upon, satisfaction of the Conditions Precedent set forth in section VIII. hereof:

A. Bank hereby waives all past defaults, including without limitation those described in Section I.C. of this Agreement.

B. Borrower acknowledges and agrees that Bank’s waiver of Defaults set forth immediately above concerns only Borrower’s Defaults identified in Section I.C. hereof as existing as of the date of execution of this Agreement (“Existing Defaults”), but not as to any defaults which may arise in the future, or which are unknown to Bank, or which are not specified in Section I.C. hereof.

IV. Amendments to Credit Agreement and Other Loan Documents. Subject to, and effective upon, satisfaction of the Conditions Precedent set forth in section VIII. hereof:

A. Section 1.01 of the Credit Agreement specifying the Term Loan Commitment is deleted and replaced with the following:

“1.01 Term Loan Commitment. Subject to the terms and conditions of this Agreement, Borrower’s Existing Indebtedness shall be consolidated into, and evidenced by, two New Promissory Notes in the forms attached hereto as Exhibit A (“New Promissory Note A”) and Exhibit B (“New Promissory Note B” and together with New Promissory Note A the, “New Promissory Notes”). The principal amount of New Promissory Note A shall be Five Hundred Ninety Nine Thousand Dollars ($599,000.00) and shall hereafter evidence Term Loan A. The principal amount of New Promissory Note B shall be equal to Three Million Eight Hundred Seventy Three Thousand Four Hundred Sixteen and 78/100 Dollars ($3,873,416.78) and shall hereafter evidence Term Loan B. The interest rate, maturity date and other terms of Term Loan A and Term Loan B (collectively, the “Term Loans”) are set forth in the New Promissory Notes.”

B. Section 4.07 of the Credit Agreement is hereby amended in its entirety to read as follows:

“4.07 Tangible Net Worth. Maintain at all times a consolidated Tangible Net Worth (defined as stockholder’s equity less any value for goodwill, trademarks, patents, copyrights, organization expense and other similar intangible items, and any amounts due from stockholders, officers and affiliates) plus Subordinated Debt, meaning debt subordinated to the obligations of Borrower to Bank, in form and substance satisfactory to Bank, of at least a) negative Four Hundred Thousand Dollars (-$400,000.00) through December 31, 2004, and b) negative Eight Hundred Thousand Dollars (-$800,000.00) thereafter.”

C. Section 4.16 of the Credit Agreement is hereby amended in its entirety to read as follows:

“4.16 Asset Sales. Borrower shall pay to Comerica on the first Business Day following Borrower’s receipt thereof, seventy percent (70%) of the net cash proceeds derived from each and all of its asset sales occurring outside the ordinary course of business; provided, however, in accordance with Section 5.05 hereof Borrower shall not conduct or consummate any asset sales unless or until the prior written consent of Comerica has been obtained. Comerica shall apply such net cash proceeds first toward the remaining scheduled principal reduction payments on Term Loan A in inverse order of their maturity, and second toward any accrued interest or other expenses due under Term Loan A. Provided there are no Events of Default existing hereunder, any net cash proceeds on the sale of assets not payable to Comerica hereunder shall be retained by Borrower for working capital.”

D. Section 5.05 of the Credit Agreement is amended by adding the following to the existing text:

“Notwithstanding the foregoing, nothing in this Agreement shall prohibit, restrict or otherwise limit Borrower’s right to issue additional shares of either preferred stock or common stock in exchange for cash or other valuable consideration so long as Redwood and its affiliates own or control at least fifty percent (50%) of the fully diluted shares of Borrower.”

E. Section 5.07 of the Credit Agreement is hereby amended in its entirety to read as follows:

“5.07 Operating Lease Expenditures. Make or incur obligations for operating leases of personal property in excess of Two Hundred Thousand Dollars ($200,000) in any fiscal year.”

F. Section 5.08 of the Credit Agreement is hereby amended in its entirety to read as follows:

“5.08 Dividends. Until Term Loan A is paid in full, declare or pay any dividends or make any other distributions on any of its capital stock now outstanding or hereafter issued or purchase, redeem or retire any of such stock other than in dividends or distributions payable in Borrower’s capital stock.

G. Sections 6.04 and 6.06 of the Credit Agreement are hereby deleted in their entirety

H. Section 6.05 of the Credit Agreement is hereby amended by adding the following to the existing text:

“Notwithstanding the foregoing, a judgment, writ or warrant of attachment for the benefit of Barnes-Jewish Hospital based on the existing amount Borrower owes to such entity as of the date hereof would not result in an Event of Default hereunder.”

I. Section 6.12 of the Credit Agreement is hereby amended in its entirety to read as follows:

“6.12 Warrant Agreement. Failure of Borrower to execute documents granting each of Comerica Bank and Remington Capital, LLC a warrant to purchase 250,000 shares of Borrower’s Common Stock in the form previously agreed to by Bank and Borrower.”

J. Section 7.11 is hereby added to the Credit Agreements as follows:

“BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.”

K. Section 7.12 of the Credit Agreement is hereby amended in its entirety to read as follows:

“7.12 JUDICIAL REFERENCE.

(a) If and only if the jury trial waiver set forth in Section 7.11 of this Agreement is invalidated for any reason by a court of law, statute or otherwise, the reference provisions set forth below shall be substituted in place of the jury trial waiver. So long as the jury trial waiver remains valid, the reference provisions set forth in this Section shall be inapplicable.

(b) Each controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement, any security agreement executed by Borrower in favor of Bank, any note executed by Borrower in favor of Bank or any other document, instrument or agreement executed by Borrower with or in favor of Bank (collectively in this Section, the “Loan Documents”), other than (i) all matters in connection with nonjudicial foreclosure of security interests in real or personal property; or (ii) the appointment of a receiver or the exercise of other provisional remedies (any of which may be initiated pursuant to applicable law) that are not settled in writing within fifteen (15) days after the date on which a party subject to the Loan Documents gives written notice to all other parties that a Claim exists

(the “Claim Date”) shall be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure, or their successor sections (“CCP”), which shall constitute the exclusive remedy for the resolution of any Claim concerning the Loan Documents, including whether such Claim is subject to the reference proceeding. Except as set forth in this section, the parties waive the right to initiate legal proceedings against each other concerning each such Claim. Venue for these proceedings shall be in the Superior Court in the County where the real property, if any, is located or in a County where venue is otherwise appropriate under state law (the “Court”). By mutual agreement, the parties shall select a retired Judge of the Court to serve as referee, and if they cannot so agree within fifteen (15) days after the Claim Date, the Presiding Judge of the Court (or his or her representative) shall promptly select the referee. A request for appointment of a referee may be heard on an ex parte or expedited basis. The referee shall be appointed to sit as a temporary judge, with all the powers for a temporary judge, as authorized by law, and upon selection should take and subscribe to the oath of office as provided for in Rule 244 of the California Rules of Court (or any subsequently enacted Rule). Each party shall have one peremptory challenge pursuant to CCP §170.6. Upon being selected, the referee shall a) be requested to set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection and b) if practicable, try any and all issues of law or fact and report a statement of decision upon them within ninety (90) days of the date of selection. The referee will have power to expand or limit the amount of discovery a party may employ. Any decision rendered by the referee will be final, binding and conclusive, and judgment shall be entered pursuant to CCP §644 in any court in the State of California having jurisdiction. The parties shall complete all discovery no later than fifteen (15) days before the first trial date established by the referee. The referee may extend such period in the event of a party’s refusal to provide requested discovery for any reason whatsoever, including, without limitation, legal objections raised to such discovery or unavailability of a witness due to absence or illness. No party shall be entitled to “priority” in conducting discovery. Either party may take depositions upon seven (7) days written notice, and shall respond to requests for production or inspection of documents within ten (10) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding upon the parties. Pending appointment of the referee as provided herein, the Superior Court is empowered to issue temporary and/or provisional remedies, as appropriate.

(c) Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of all hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. Except for trial, all proceedings and hearings conducted before the referee shall be conducted without a court reporter unless a party requests a court reporter. The party making such a request shall have the obligation to arrange for and pay for the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties shall equally bear the costs of the court reporter at the trial and the referee’s expenses.

(d) The referee shall determine all issues in accordance with existing California case and statutory law. California rules of evidence applicable to proceedings at law will apply to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, to provide all temporary and/or provisional remedies and to enter equitable orders that shall be binding upon the parties. At the close of the reference proceeding, the referee shall issue a single judgment at disposing of all the claims of the parties that are the subject of the reference. The parties reserve the right (i) to contest or appeal from the final judgment or any appealable order or appealable judgment entered by the referee and (ii) to obtain findings of fact, conclusions of laws, a written statement of decision, and (iii) to move for a new trial or a different judgment, which new trial, if granted, shall be a reference proceeding under this provision.

(e) If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by the reference procedure herein described will be resolved and determined by arbitration conducted by a retired judge of the Court, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery as set forth in this Section shall apply to any such arbitration proceeding.”

L. A new Section 7.13 is hereby added to the Credit Agreement as follows:

“7.13 After the date hereof and until such time as Term Loan A is paid in full, any modifications or amendments to the Loan Documents shall require the written consent of both Lenders and Borrower.”

M. The definition of “Collateral” in the Commercial Pledge Agreement is hereby amended to add the following:

“308,750 shares of Synbiotics Europe SAS”

N. All references in the Loan Documents to the “Note”, the “Promissory Note” or the “Amended Promissory Note” (singular or plural), other than such references in this Agreement, shall include the New Promissory Notes. All references in the Loan Documents to the “Loan Documents” shall mean the Loan Documents including this Agreement and the New Promissory Notes. All references in the Loan Documents to the “Related Documents” shall mean the Related Documents including this Agreement and the New Promissory Notes. All references in the Loan Documents to the “Indebtedness” shall include the indebtedness owing under the New Promissory Notes.

O. All references in the Credit Agreement, the Commercial Security Agreement, the Commercial Pledge Agreement and the W3C Commercial Security Agreement to the “Lender” or “Bank” are hereby replaced with the term “Lenders” and the term “Lenders” shall mean Comerica Bank, successor by merger to Comerica Bank - California, successor in interest to Imperial Bank, a California banking corporation and Remington Capital, LLC, an Ohio Limited Liability Company. Once Term Loan A is paid in full, the term “Lenders” will be automatically replaced with the term “Lender” and the term “Lender” shall then mean Remington Capital, LLC, an Ohio Limited Liability Company.

P. All references in the Patent Security Agreement and the Trademark Security Agreement to the “Grantee” are hereby replaced with the term “Grantees” and the term “Grantees” shall mean Comerica Bank, successor by merger to Comerica Bank - California, successor in interest to Imperial Bank, a California banking corporation and Remington Capital, LLC, an Ohio Limited Liability Company.

V. Other Covenants.

A. Borrower shall not make any payments or transfer any consideration to Redwood or any affiliate of Redwood not authorized by this Agreement or consented to by Bank, in writing, in its sole and absolute discretion.

B. Except as described in Paragraph V.C. below, Borrower shall not make any payments or transfer any consideration to any affiliates of Redwood (except for Remington) unless such affiliates have consented to this Agreement in the form attached as Exhibit C and/or Exhibit D.

C. Subject to the foregoing, Borrower may pay Redwood and /or its affiliates fees for management services in a total amount not exceeding $15,000 plus reimbursement of reasonable out-of-pocket expenses per month, provided, however, Borrower shall not pay any amounts to Redwood and/or its affiliate for management services while there is an Event of Default under this Agreement or any condition, act or event which, with the passage of time or the giving of notice or both would constitute an Event of Default under this Agreement.

D. Borrower hereby authorizes Bank to collect all amounts due Bank under any of the Loan Documents by charging Borrower’s accounts at Bank.

E. Borrower shall provide to Bank all documents, instruments and agreements that Bank may reasonably request.

VI. Danam Note. Borrower has pledged a note from Danam Acquisition (“Danam”) to Bank and payments from Danam have been sent directly to Bank and applied to reduce Borrower’s outstanding obligations to Bank. So long as no Uncured Default exists under the Credit Agreement, Bank will transfer payments from Danam to Borrower’s DDA account held at Bank.

VII. Affirmative Covenants.

A. In addition to any covenants, which exist in the Loan Documents, Borrower shall immediately give written notice to Bank in reasonable detail of:

1. Any change in the name of Borrower, or any company or partnership in which Borrower is a principal or retains a majority interest. Borrower shall give Bank thirty days prior written notification of any such change;

2. Any change in the state of Borrower’s incorporation, or relocation of Borrower’s chief executive office. Borrower shall give Bank thirty days prior written notification of any such change or relocation;

3. Any change in the present location of the Collateral referred to herein;

4. The occurrence of any Event of Default (as defined in Section XI. below), or any condition, event or act which, with the giving of notice or the passage of time or both, would constitute an Event of Default under this Agreement;

5. Any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or other cause affecting the Collateral in excess of an aggregate sum of $100,000.00.

B. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

VIII. Conditions Precedent. This Agreement shall not be binding upon Bank (including waiver of defaults and the restructuring of Borrower’s payment obligations) unless and until each of the following conditions precedent (“Conditions Precedent”) are met, or are waived in writing by Bank:

A. Borrower shall have timely complied with and performed all of the acts and/or conditions specifically identified as conditions precedent in this Agreement;

B. Borrower shall have sold at least $200,000 of Series C Preferred Stock, which funds should be in Borrower’s accounts at Comerica;

C. Borrower shall have duly executed and delivered to Bank the New Promissory Notes in the form attached hereto as Exhibit A and Exhibit B;

D. Bank shall have received a Loan Purchase Agreement and Subordination Agreement duly executed by Remington;

E. Redwood shall have duly executed and delivered to Bank a consent in the form hereto as Exhibit C;

F. Bank shall have received such other documents, instruments and agreements, and all necessary internal approvals as Bank shall have requested prior to execution of this Agreement; and

G. Borrower shall have executed and delivered to Bank certified copies of corporate resolutions authorizing the execution of this Agreement, certificates of incumbency, good standing, and such other matters as Bank in its sole and absolute discretion may require.

IX. Release of Claims.

As additional consideration for Bank to enter into this Agreement, Borrower, for itself, its executors, administrators, general partners, limited partners, employees, representatives, shareholders, predecessors, subsidiaries and/or affiliates, parents, heirs, trustees, trustors, beneficiaries, successors-in-interest, transferees, assigns, officers, directors, managers, servants, employees, insurers, trustors, trustees, underwriters, successors, attorneys, and agents, now and in the future, and all persons acting by, through, under or in concert with Borrower, hereby releases and discharges Bank, and Bank’s past, present and future administrators, affiliates, agents, attorneys, directors, employees, executors, heirs, officers, parents, partners, predecessors, representatives, shareholders, subsidiaries and successors, and each of them; and each of their respective administrators, affiliates, agents, assigns, attorneys, directors, employees, executors, heirs, officers, parents, partners, predecessors, representatives, shareholders, subsidiaries and successors, and each of them; and all persons acting by, through, under or in concert with one or more of them, from any liabilities or claims arising out of, related to or in any connected any acts or omissions of Bank relating in any way to the Loan Documents, this Agreement (except for matters relating to the performance of this Agreement following the date of its execution) and Borrower’s financial relationship with Bank and its predecessors-in-interest beginning of time through and including the date of execution of this Agreement (collectively, “Released Matters”).

X. Representations and Waivers Concerning Release Provisions.

Borrower understands and has been advised by its legal counsel of the provisions of Section 1542 of the California Civil Code, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Borrower understands and hereby waives the provisions of California Civil Code Section 1542 and declares that it realizes it may have damages Borrower presently knows nothing about and that, as to them, Bank has been released pursuant to these release provisions. Borrower also declares that it understands that Bank would not agree to enter into this Agreement if the release provisions set forth above did not cover damages and their results which may not yet have manifested themselves or may be unknown to or not anticipated at the present time by Borrower.

Borrower represents and warrants that Borrower is the owner of the claims hereby compromised and that Borrower has not heretofore assigned or transferred, nor purported to assign or transfer, to any person or entity (“Person”) any of the Released Matters. Borrower agrees to indemnify and hold harmless Bank from all liabilities, claims, demands, damages, costs, expenses, and attorneys’ fees incurred by Bank as the result of any Person asserting any such assignment or transfer of any rights or claims.

XI. Events of Default. In addition to any other Events of Default set forth in this Agreement or the Loan Documents, an “Event of Default” shall exist under this Agreement and under the Loan Documents if any one or more of the following events occur:

A. All of the Conditions Precedent set forth in Section VIII. hereof are not fully satisfied or waived, each in Bank’s sole and absolute discretion, on or before October 1, 2004; or

B. Borrower shall fail to pay any payment as provided herein within five (5) days of its due date, except that a payment default under Term Loan B shall not constitute a Default or an Event of Default with respect to Term Loan A; or

C. Any representation or warranty made under or in connection with this Agreement, or any certificate or statement furnished or made to Bank pursuant thereto, shall prove to be untrue or misleading in any material respect as of the date on which such representation or is made; or

D. Borrower shall take any action to the effect that, or make any claim that any Loan Document, including without limitation this Agreement, is/are not legal, valid, binding agreements enforceable against any party executing same; or attempt in any way to terminate or declare ineffective or inoperative the same; or shall in any way whatsoever cease to give or provide the respective liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby; or

E. A default, other than the Existing Defaults, shall occur in the performance of any term, condition, covenant or agreement contained in the Loan Documents, in this Agreement, or in connection with any other obligation owing by Borrower to Bank; or

F. Borrower shall do any of the following acts, or violate any other term or provision of this Agreement: (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor or liquidator of all or a substantial part of its assets; (ii) file a voluntary petition in bankruptcy court or admit in writing that it is unable to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking reorganization or take advantage of any bankruptcy or insolvency laws; (v) file an answer admitting any of the material allegations of, or consent to, or default in answering a petition filed against it, in any bankruptcy, reorganization or insolvency proceeding; or (vi) take any action for the purpose of effecting any of the foregoing; or

G. Any of the following acts or events occur: (i) an order for relief, judgment or shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking reorganization of Borrower; (ii) an order shall be entered by any competent jurisdiction or other competent authority appointing a receiver, custodian, intervenor or liquidator for Borrower as to all or substantially all of its assets, and such order, judgment or decree shall continue un-stayed and in effect for a period of forty five (45) days; or (iii) an involuntary petition seeking bankruptcy, reorganization or receivership shall be filed against Borrower which is not dismissed within forty five (45) days of the filing thereof; or (iv) an default under any of Borrower’s obligations to the Bank; or

H. Any change should occur which, in the opinion of Bank, has resulted or could result in a Material Adverse Change.

XII. Remedies.

A. If an Event of Default shall occur and be uncured under this Agreement, any other Loan Document or any other agreement referenced herein or executed in connection herewith to which Borrower is a party, and such Event of Default shall remain uncured after ten days prior written notice to Borrower (such notice to be delivered by U.S. Mail, facsimile or email), (an “Uncured Default”), Bank may exercise, at its election, in addition to all rights and remedies granted to it in the Loan Documents, any or all of the following (failure to specify any remedy shall not limit Bank’s remedies, nor be deemed to create a conflict or contradiction with the Loan Documents):

1. Bank may exercise all of its rights and remedies and may declare all amounts owed under the Loan Documents immediately due and payable;

2. Bank may proceed to enforce the Loan Documents and this Agreement and exercise any or all of the rights and remedies afforded to Bank by the California Commercial Code, the California Civil Code, the California Code of Civil Procedure or otherwise possessed by Bank;

3. Bank may, to the fullest extent permitted by law: (1) sell its Collateral or any interest therein at public or private sale for cash or upon credit and for immediate or future delivery and for such price and on such terms as Bank shall deem appropriate, and negotiate endorse, assign, transfer and deliver to the purchaser or purchasers thereof (which may be Bank) the Collateral so sold, and each purchaser at any sale shall hold the property sold absolutely free from any claim or right on the part of Borrower (and Borrower hereby waives, to the extent permitted by law, all rights of redemption, stay and/or appraisal which Borrower now has or may at any time in the future have); and/or (2) obtain specific performance by Borrower of any covenant or undertaking of Borrower in the Loan Documents herein; and/or (3) without notice to Borrower, proceed by suit or suits at law or in equity to foreclose its security interest and sell its Collateral or any portion thereof pursuant to judgment or decree of a court, courts or referee having competent jurisdiction; and/or (4) without notice to Borrower, exercise any of its rights order, or foreclose its Collateral thereunder;

4. Without regard to the adequacy of Bank’s Collateral, or to the solvency of Borrower, Bank may institute legal proceedings for the appointment of a receiver or receivers with respect to any or all of its Collateral pending foreclosure hereunder or for the sale of any or all of its Collateral under the order of a court of competent jurisdiction or under other legal process;

5. Either personally, or by means of a court-appointed receiver, Bank may enter onto the premises where its Collateral is located and take possession of all or any of its Collateral and exclude therefrom Borrower and all others claiming under Borrower, and perform any acts necessary or appropriate to care for, maintain, preserve and protect its Collateral. In the event Bank demands or attempts to take possession of its Collateral in he exercise of any rights hereunder, Borrower promises and agrees to turn over promptly and to deliver complete possession thereof to Bank;

6. Without notice to or demand upon Borrower, Bank may make such payments and do such acts as Bank may deem necessary to protect its security interest in its Collateral including, without limitation, paying, purchasing, contesting or compromising any encumbrance, charge or lien which is prior to or superior to the security interests granted in the Loan Documents and, in exercising any such powers or authority, to pay all expenses incurred in connection therewith; and/or

7. Enforce any of the rights and remedies available to it under the Loan Documents or this Agreement, or according to applicable law.

B. All rights and remedies granted to Bank hereunder are cumulative, and Bank shall have the right to exercise any one or more of such rights and remedies alternatively, successively or concurrently as Bank may, in its sole and absolute discretion, deem advisable.

C. Bank, in its reasonable discretion, shall have the sole right to determine if an Event of Default has occurred under the Loan Documents.

D. Bank agrees not to exercise any rights or remedies granted to it under this Section XII or the Loan Documents in respect of an Event of Default which at the time of such exercise has not yet become an Uncured Default.

XIII. Revival Clause; Solvency.

If the incurring of any debt or the payment of money or transfer of property made to Bank by or on behalf of Borrower should for any reason subsequently be declared to be “fraudulent” or “preferential” within the meaning of any state or federal law relating to creditor’s rights, including, without limitation, fraudulent conveyances, preferences or otherwise voidable or recoverable payments of money or transfers of property, in whole or in part, for any reason (collectively, “Voidable Transfers”) under the Bankruptcy Code or any other federal or state law, and Bank is required to repay or restore any such Voidable Transfer or the amount or any portion thereof, or upon the advice of its in-house counsel or outside counsel is advised to do so, then, as to such Voidable Transfer or the amount repaid or restored (including all reasonable costs, expenses and attorneys’ fees of Bank related thereto), the liability of Borrower under the Credit Agreement and Loan Documents, and all of Bank’s rights and remedies under the Credit Agreement and Loan Documents, shall automatically be revived, reinstated and restored and shall exist as though such Voidable Transfer had never been made to the extent of any harm to Bank.

Borrower represents and warrants that the execution, delivery and performance of this Agreement will not (i) render Borrower insolvent as that term is defined below; (ii) leave Borrower with remaining assets which constitute unreasonably small capital given the nature of Borrower’s business; or (iii) result in the incurrence of Debts (as defined below) beyond Borrower’s ability to pay them when and as they mature and become due and payable. For the purposes of this paragraph, “Insolvent” means that the present fair salable value of assets is less than the amount that will be required to pay the probable liability on existing Debts as they become absolute and matured. For the purposes of this paragraph, “Debts” includes any legal liability for indebtedness, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent. Borrower hereby acknowledges and warrants that it has derived or expects to derive a financial or other benefit or advantage from this Agreement.

XIV. Notices.

All notices required or permitted to be given to Bank under this Agreement shall be addressed as follows:

To:	Thomas G. Kinzel

Vice President

Comerica Bank – California

9920 South La Cienega Boulevard, Suite 623

Inglewood, CA 90301

Fax No. (310) 338-6160

To:	Remington Capital LLC

9468 Montgomery Rd.

Cincinnati, OH 45242

Attn: Chris Hendy

Fax No.: (513) 984-8121

Copy:	Sheppard Mullin Richter & Hampton LLP

501 W. Broadway, 19th Floor

San Diego, CA 92101

Attn: Laura Taylor, Esq.

Fax No. (619) 234-3815

All notices required to or permitted to be given to Borrower under this Agreement shall be addressed as follows:

To:	Paul R. Hays

President and Chief Operating Officer

Synbiotics Corporation

11011 Via Frontera

San Diego, CA 92127

Fax No.: (858) 451-5719

Copy:	Heller Ehrman

4350 La Jolla Village Drive, 7th Floor

San Diego, CA 92122-1246

Attn: Hayden J. Trubitt, Esq.

Fax No.: (858) 450-8499

Copy:	Remington Capital LLC

9468 Montgomery Rd.

Cincinnati, OH 45242

Attn: Chris Hendy

Fax No.: (513) 984-8121

The above addresses may be changed effective upon receipt of a new address. Any notice required herein or permitted to be given shall be in writing and be personally served or sent by facsimile or email (upon confirmation of receipt) and overnight United States mail and shall be deemed given when sent or, if mailed, when deposited in the United States mail so long as it is properly addressed.

XV. Representations and Warranties. Borrower hereby represents and warrants that:

A. Representations and Warranties. All Representations and Warranties contained in the Credit Agreement are true and correct as of the date of this Agreement, except that Section 2.5 of the Credit Agreement is deemed modified by the disclosures made in Borrower’s reports filed with the Securities and Exchange Commission since the original date of the Credit Agreement. Except for Events of Default waived in this Agreement, no Event of Default has occurred and/or is continuing.

B. Further Representations. No representation or warranty of Borrower contained in this Agreement or in any documents provided to Bank in connection herewith (including any financial statements and/or financial information) misstates any material fact or omits to state a material fact, the absence of which makes such representation, warranty or statement misleading.

XVI. Authority. Each party hereto represents and warrants to each other party that (i) it has authority to execute this Agreement; (ii) the execution, delivery and performance of this Agreement does not require the consent or approval of any person, entity, governmental body, trust, trustor or other authority; (iii) this Agreement is a valid, binding and legal obligation of the undersigned enforceable in accordance with its terms, and does not contravene or conflict with any other agreement, indenture or undertaking to which any party hereto is a party; and (iv) each party hereto is the sole and lawful owner of all right, title, and interest in and to every claim and other matter which the party purports to settle or compromise herein.

XVII. Payment of Expenses. In the event any action (whether or not in a court proceeding) shall be required to interpret, implement, modify, or enforce the terms and provisions of this Agreement, or to declare rights under same, the prevailing party in such action shall recover from the losing party all of its fees and costs, including, but not limited to, the reasonable fees and costs (if applicable) of Bank’s outside and in-house counsel.

XVIII. Governing Law. This Agreement shall be construed and interpreted in accordance with and shall be governed by the laws of the state of California. The parties also hereby agree to submit to the jurisdiction of the California courts with respect to all matters relating to this Agreement.

XIX. Successors, Assigns. This Agreement shall be binding on and inure to the benefit of all of the parties hereto, and upon the heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, and each of them. The terms and provisions of this Agreement are for the exclusive benefit of Borrower and Bank, and may not be transferred, pledged, set over or negotiated to any person or entity without the prior express written of Bank. Notwithstanding any other provisions contained herein, Bank may sell, transfer, negotiate, assign or grant participations in all or a portion of its rights in any of the Loan Documents, in this Agreement, to any person or entity without prior notice to Borrower, provided, however, that any such assignee shall be bound by the terms and provisions of the Loan Documents and this Agreement.

XX. Complete Agreement of Parties. This Agreement constitutes the entire agreement between Bank and Borrower arising out of, related to or connected with the subject matter of this

Agreement. Any supplements, modifications, waivers or terminations of this Agreement shall not be binding unless executed in writing by the parties to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provisions of this Agreement (whether similar or not), nor shall such waiver constitute a continuing waiver unless otherwise expressly so provided. However, this Agreement does not alter or amend any provision of any of Loan Documents except to the extent of the provisions expressly set forth herein.

XXI. Execution In Counterparts. This Agreement may be executed in any number of counterparts each of which, when so executed and delivered, shall be deemed an original, and all of which together shall constitute but one and the same agreement.

XXII. Contradictory Terms/Severability. In the event that any term or provision of this Agreement contradicts any term or provision of any other document, instrument or agreement between the parties including, but not limited to, any of the Loan Documents, the terms of this Agreement shall control. If any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, such provision shall be severable from all other provisions of this Agreement, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be adversely affected or impaired, and shall thereby remain in full force and effect.

XXIII. Headings. All headings contained herein are for convenience purposes only, and not be considered when interpreting this Agreement.

XXIV. Continuing Cooperation. The parties hereto shall cooperate with each other in carrying out the terms and intent of this Agreement, and shall execute such other documents, instruments and agreements as are reasonably required to effectuate the terms and intent of this Agreement.

XXV. Consultation With Counsel. Each party hereto acknowledges that (i) it has been represented by counsel of its own choice at each stage in the negotiation of this Agreement; (ii) it relied on such counsel’s advice throughout all of the negotiations which preceded the execution of this Agreement, and in connection with the preparation and execution of this Agreement; (iii) such counsel has read this Agreement; (iv) such counsel has advised such party concerning the validity and effectiveness of this Agreement, and the transactions to be consummated in accordance therewith and/or each party has had the opportunity to consult with counsel and has voluntarily waived doing so; and (v) each party hereto is freely and voluntarily entering into this Agreement.

AGREED AND ACCEPTED:

COMERICA BANK, successor by merger to

COMERICA BANK – CALIFORNIA,

successor in interest to Imperial Bank,

a California banking corporation

By:	/s/ Thomas G. Kinzel	Dated: September 23, 2004
Thomas G. Kinzel Vice President

SYNBIOTICS CORPORATION, a California corporation

By:	/s/ Paul R. Hays	Dated: September 23, 2004
Paul R. Hays President

REMINGTON CAPITAL, LLC, an Ohio Limited Liability Company, successor in partial interest to Comerica Bank		Dated: 9-23-04

By:	/s/ Jerry L. Ruyan
Its:	President
Name:	Jerry L. Ruyan

EXHIBIT A

Term Note A

Incorporated herein by reference to Exhibit 4.4.7 to this current report on Form 8-K.

EXHIBIT B

Term Note B

Incorporated herein by reference to Exhibit 4.4.8 to this current report on Form 8-K.

EXHIBIT C

(Form of Consent)

Consent of Redwood West Coast, LLC

REDWOOD WEST COAST, LLC (“Redwood”) hereby consents to the execution and delivery of the foregoing Fourth Amendment to Credit Agreement and Loan Documents and Waiver of Defaults (“Agreement”) dated September 23, 2004, effective as of September 1, 2004, by SYNBIOTICS CORPORATION (“Borrower”) to and between COMERICA BANK successor by merger to COMERICA BANK - CALIFORNIA, successor in interest to IMPERIAL BANK, a California banking corporation, (“Comerica”). All capitalized terms not defined herein shall have the meaning attributed to them in the Agreement.

Redwood acknowledges the amount and validity of Borrower’s loan obligations to Comerica as described in Sections I.A. and I.B. of the Agreement, and the existence, validity, perfection and priority of Comerica’s liens in the Collateral as described in Section I.A.3. of the Agreement. Redwood acknowledges that Borrower is in default under the Loan Documents, subject to Comerica’s agreement to waive defaults upon the satisfaction or waiver of Conditions Precedent, as more fully specified in the Agreement.

Redwood agrees that its rights to receive compensation for services, dividends and/or any other payment or consideration from Borrower are subject to the limitations set forth in Sections 5.08 of the Credit Agreement, as modified by the Agreement, and Sections V.A. and V.C. of the Agreement, and Redwood’s agreements with the Borrower are deemed modified accordingly.

REDWOOD WEST COAST, LLC a Delaware limited liability company

By:	/s/ Christopher P. Hendy	Dated: September 23, 2004
Christopher P. Hendy
Its: Co-Manager

EXHIBIT D

(Form of Consent)

Consent of Redwood Holdings, LLC

REDWOOD HOLDINGS, LLC (“Redwood”) hereby consents to the execution and delivery of the foregoing Fourth Amendment to Credit Agreement and Loan Documents and Waiver of Defaults (“Agreement”) dated September 23, 2004, effective as of September 1, 2004, by SYNBIOTICS CORPORATION (“Borrower”) to and between COMERICA BANK successor by merger to COMERICA BANK - CALIFORNIA, successor in interest to IMPERIAL BANK, a California banking corporation, (“Comerica”). All capitalized terms not defined herein shall have the meaning attributed to them in the Agreement.

Redwood acknowledges the amount and validity of Borrower’s loan obligations to Comerica as described in Sections I.A. and I.B. of the Agreement, and the existence, validity, perfection and priority of Comerica’s liens in the Collateral as described in Section I.A.3. of the Agreement. Redwood acknowledges that Borrower is in default under the Loan Documents, subject to Comerica’s agreement to waive defaults upon the satisfaction or waiver of Conditions Precedent, as more fully specified in the Agreement.

Redwood agrees that its rights to receive compensation for services, dividends and/or any other payment or consideration from Borrower are subject to the limitations set forth in Sections 5.08 of the Credit Agreement, as modified by the Agreement, and Sections V.A. and V.C. of the Agreement, and Redwood’s agreements with the Borrower are deemed modified accordingly.

REDWOOD HOLDINGS, LLC a Delaware limited liability company

By:	/s/ Christopher P. Hendy	Dated: September 23, 2004
Christopher P. Hendy Its: Member